EXHIBIT 10.203

EXECUTION VERSION

SECOND AMENDED AND RESTATED FORBEARANCE AGREEMENT

This SECOND AMENDED AND RESTATED FORBEARANCE AGREEMENT (as amended, restated, amended or restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of March 29, 2019 by and among CP PROPERTY HOLDINGS, LLC, a Georgia limited liability company, as borrower (the “CP Borrower”), NORTHWEST PROPERTY HOLDINGS, LLC, a Georgia limited liability company, as borrower (the “Northwest Borrower”), ATTALLA NURSING ADK, LLC, a Georgia limited liability company, as borrower (the “Attalla Borrower”), ADCARE PROPERTY HOLDINGS, LLC, a Georgia limited liability company, as borrower and guarantor (“AdCare Holdco”; the CP Borrower, the Northwest Borrower, the Attalla Borrower and AdCare Holdco are collectively referred to herein as “Borrowers” and each, as a “Borrower”), HEARTH & HOME OF OHIO, INC., a Georgia corporation, as guarantor (the “HHO Guarantor”), REGIONAL HEALTH PROPERTIES, INC. a Georgia corporation, as guarantor (the “RHP Guarantor”), ADCARE OPERATIONS, LLC, a Georgia limited liability company, as guarantor (the “AdCare Ops”), ADCARE ADMINISTRATIVE SERVICES, LLC, a Georgia limited liability company, as guarantor (“AdCare Admin”), ADCARE CONSULTING, LLC, a Georgia limited liability company, as guarantor (“AdCare Consulting”), ADCARE FINANCIAL MANAGEMENT, LLC, a Georgia limited liability company, as guarantor (“AdCare Financial”), ADCARE OKLAHOMA MANAGEMENT, LLC, a Georgia limited liability company, as guarantor (“AdCare OK”), and ADCARE EMPLOYEE LEASING, LLC, a Georgia limited liability company, as guarantor (“AdCare Employee”; the HHO Guarantor, AdCare Holdco, the RHP Guarantor, AdCare Ops, AdCare Admin, AdCare Consulting, AdCare Financial, AdCare OK and AdCare Employee are collectively referred to herein as “Guarantors” and each, as a “Guarantor”), and PINECONE REALTY PARTNERS II, LLC, a Delaware limited liability company, as lender (together with its successors and assigns, the “Lender”) and (except to the extent set forth herein) amends and restates (except as set forth in Section 5(a) hereof) the Amended and Restated Forbearance Agreement, dated as of December 31, 2018 (the “A&R Second Forbearance Agreement”), by and among the Credit Parties and the Lender.

RECITALS

WHEREAS, the Credit Parties and the Lender are parties to that certain Loan Agreement, dated as of February 15, 2018 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”);

WHEREAS, certain Credit Parties and the Lender entered into that certain Forbearance Agreement, dated as of May 18, 2018 (the “Original Forbearance Agreement”), pursuant to which the Lender agreed, subject to the terms and conditions thereof, to forbear during the Forbearance Period (as defined therein) from exercising certain of its default-related rights and remedies against the Credit Parties with respect to the Specified Defaults (as defined therein, the “Original Specified Defaults”);

WHEREAS, a Termination Event under, and as defined in, the Original Forbearance Agreement occurred, and as a result, the Forbearance Period under, and as defined in, the Original Forbearance Agreement terminated;

WHEREAS, certain Events of Default under the Loan Agreement occurred following such termination, and as a result, the Credit Parties and the Lender entered into to that certain Forbearance Agreement, dated as of September 6, 2018 (the “Second Forbearance Agreement”), pursuant to which the Lender agreed, subject to the terms and conditions thereof, to forbear during the Forbearance Period (as defined therein) from exercising certain of its default-related rights and remedies against the Credit Parties with respect to the Specified Defaults (as defined therein);

WHEREAS, upon the request of the Credit Parties, the Credit Parties and the Lender entered into the A&R Second Forbearance Agreement, pursuant to which the Lender agreed, subject to the terms and conditions thereof, to forbear during the Forbearance Period (as defined therein) from exercising certain of its default-related rights and remedies against the Credit Parties with respect to the Specified Defaults (as defined therein);

WHEREAS, upon the request of the Credit Parties, the Lender, subject to the terms and conditions set forth herein, has agreed to (i) continue to forbear during the Forbearance Period (as defined below) from exercising certain of its default-related rights and remedies against the Credit Parties with respect to the Specified Defaults (as defined below) and (ii) agree to the covenants set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions. Unless otherwise defined herein, all capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the Loan Agreement, as amended, supplemented or otherwise modified by this Agreement.

SECTION 2. Forbearance; Forbearance Default Rights and Remedies.

(a)Specified Defaults. For purposes of this Agreement, the term “Specified Defaults” shall mean the following, collectively, and the term “Specified Default” shall mean any of the following:

(i)a Default or Event of Default under Section 11.1(c) of the Loan Agreement as a result of the failure of RHP Guarantor and the Borrowers to comply with the following provisions of the Loan Agreement: (A) Section 10.3(a) of the Loan Agreement as a result of the failure of RHP Guarantor and the Borrowers to furnish to the Lender an annual report on Form 10-K for the fiscal year ended December 31, 2018; (B) Section 10.3(b) of the Loan Agreement as a result of the failure of RHP Guarantor and the Borrowers to furnish to the Lender a quarterly report on Form 10-Q for the fiscal quarter ending March 31, 2019; and (C) Section 10.3(c) of the Loan Agreement as a result of the failure of RHP Guarantor and the Borrowers to furnish to the Lender an officer’s certificate required thereby with respect to the fiscal year ended December 31, 2018 and the fiscal quarter ending March 31, 2019 (the Defaults and Events of Defaults referred to in clauses (B) and (C), being the “Prospective Defaults”);

(ii)each of the Original Specified Defaults; and

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(iii)any other Event of Default that occurred and was continuing as of March 24, 2019 (the “Additional Specified Defaults”); provided that Additional Specified Defaults do not include any such Event of Default that (x) was known or should have been known by any Credit Party to have occurred, (y) was continuing as of March 24, 2019 and (z) had not been disclosed to the Lender prior to March 24, 2019 in a reasonable level of detail.

Each Borrower and each other Credit Party hereby acknowledges and agrees that each of the Specified Defaults (other than the Prospective Defaults) is continuing and in existence as of the date of this Agreement, notwithstanding any cure periods set forth in the Loan Agreement (it being understood and agreed that all applicable cure periods in the Loan Agreement have expired prior to the date hereof).

(b)Forbearance. Effective as of the Forbearance Effective Date  (as hereinafter defined), the Lender hereby agrees, that during the Forbearance Period, except as otherwise provided herein, to forbear from the exercise of any and all default-related rights and remedies (including, without limitation, (x) the acceleration of the outstanding Loans or any obligations of the Credit Parties under the Loan Agreement or any other Loan Document and (y) charging interest at the Default Rate pursuant to Section 2.2(b)(i) of the Loan Agreement)  against the Borrowers and the other Credit Parties under the Loan Agreement, the other Loan Documents and/or applicable law to the extent the availability of such remedies arises from the Specified Defaults. As used herein, the term “Forbearance Period” shall mean the period beginning on the Forbearance Effective Date and ending upon the occurrence of a Termination Event (as hereinafter defined). As used herein, “Termination Event” shall mean the earlier to occur of (i) October 1, 2019 at 11:59 p.m. New York time, (ii) the occurrence of any Forbearance Default (as hereinafter defined) and (iii) the occurrence of any Credit Parties Termination (as hereinafter defined).

As used herein, the term “Forbearance Default” shall mean the occurrence of any one or more of the following:

(i)the occurrence of any Default (other than any Specified Default) or Event of Default (other than any Specified Default) under and as defined in the Loan Agreement;

(ii)the failure of any representation or warranty made by the Borrowers or any other Credit Party under or in connection with this Agreement to be true and correct in any respect as of the date when made;

(iii)the failure by any Borrower or any of the other Credit Parties to perform or comply with any of its covenants or obligations contained in this Agreement; or

(iv)any Borrower or any other Credit Party takes any action in any manner to repudiate or assert a defense to this Agreement, the Loan Agreement or any of the other Loan Documents or any liabilities or obligations (including any Obligations) under this Agreement, the Loan Agreement or any of the other Loan Documents or asserts any claim or cause of action or initiating any judicial, administrative or arbitration proceeding against the Lender related to the foregoing.

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(c)Upon the occurrence of a Termination Event, the agreement of the Lender to forbear from exercising its default-related rights and remedies shall immediately and automatically terminate without the requirement of any demand, presentment, protest, or notice of any kind, all of which the Borrowers and each other Credit Party hereby waive; provided, that none of the obligations of the Credit Parties hereunder (including, without limitation, the obligations set forth in Section 5(f)) shall terminate upon the occurrence of a Termination Event that is not a Credit Parties Termination; provided, further, that notwithstanding the occurrence of such Termination Event, the Credit Parties shall continue to have the right to provide notice of a Credit Parties Termination in accordance with Section 2(d). The Borrowers and each other Credit Party agree that the Lender may at any time after the occurrence of a Termination Event proceed to exercise any and all of its rights and remedies under any or all of the Loan Agreement, any other Loan Document and/or applicable law, including, without limitation, any and all rights and remedies that the Lender is, or may become entitled to, as a consequence of any Default or Event of Default that has occurred prior to, during or after the Forbearance Period (including the Specified Defaults), all of which rights and remedies are fully reserved by the Lender.

(d)As used herein, a “Credit Parties Termination” shall occur if: (i) on or after April 16, 2019, the board of directors of RHP Guarantor or any duly authorized committee thereof (the “Board”) determines that closing the transactions contemplated by a PSA (as hereinafter defined) or another in-bankruptcy-court or out-of-bankruptcy-court transaction involving the LOI Counterparty (as hereinafter defined) or a New Lender Purchase (as hereinafter defined) are not reasonably likely to occur; and (ii) the Borrowers deliver to the Lender a certificate of an Authorized Officer of each Borrower attaching written resolutions of the Board making the determination in the foregoing clause (i) of this Section 2(d). Notwithstanding the occurrence of a Credit Parties Termination, any and all fees earned hereunder by the Lender prior to such Credit Parties Termination shall not be impaired, impacted or modified in any way and shall remain fully earned and nonrefundable. However, from and after the occurrence of a Credit Parties Termination, Sections 5(e) and (f) shall no longer apply and no other or further forbearance fees from and after the date of such Credit Parties Termination shall be earned under this Agreement.

SECTION 3. Conditions. This Agreement shall be effective on the first day  (the  “Forbearance Effective Date”) upon which each of the following conditions precedent shall have been satisfied:

(a)(i) the Lender shall have received a counterpart signature of the Credit Parties to this Agreement and (ii) the Credit Parties shall have received a counterpart signature of the Lender to this Agreement;

(b)the Lender shall have received from the Borrowers a fee in an amount equal to $100,000 payable in immediately available funds, which fee shall be fully earned and payable on the Forbearance Effective Date (the “Forbearance Amount”); and

(c)the Lender shall have received from the Borrowers reimbursement in full in cash in immediately available funds for all accrued and unpaid Expenses.

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SECTION 4. Representations and Warranties. Each Credit Party represents and warrants to the Lender, on the Forbearance Effective Date, that the following statements are true and correct in all material respects on and as of such date:

(a)the execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate or limited liability company action on the part of such  Credit Party; this Agreement has been duly executed and delivered by such Credit Party; and this Agreement constitutes a valid and binding agreement of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)no approval, consent, exemption, authorization or other action by, or material notice to, or material filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrowers or any other Credit Party of this Agreement;

(c)the execution, delivery and performance by each Borrower and the other Credit Parties of this Agreement do not (i) contravene the terms of the Borrowers’ or any other Credit Party’s certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent constitutional, organizational and/or formation documents), as applicable; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, (A) any indenture, mortgage, deed of trust, Loan Agreement or loan agreement, or any other material agreement, contract or instrument to which any Borrower or any other Credit Party is a party or by which it or any of its properties or assets is bound or to which it may be subject or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which any Borrower or any other Credit Party or the properties or assets of any Borrower or any other Credit Party is subject; (iii) violate any Applicable Law; or (iv) result in a limitation on any governmental approvals applicable to the business, operations or properties of any Borrower or any other Credit Party;

(d)all of the Obligations are secured by a legal, valid and enforceable first priority security interest in and Lien on the Collateral in favor of the Lender;

(e)there are no offsets, counterclaims or defenses to the liabilities or obligations (including any Obligations) under any of the Loan Documents, or to the rights, remedies or powers of the Lender in respect of any of the Obligations or any of the Loan Documents;

(f)the execution and delivery of this Agreement has not established any course of dealing between the parties hereto or created any obligation, commitment or agreement of the Lender with respect to any future modification, amendment, waiver, forbearance or related transactions with respect to the Obligations, the Collateral or any of the Loan Documents;

(g)except for the Specified Defaults, no Default or Event of Default has occurred or is continuing under this Agreement, the Loan Agreement or any other Loan Document; and

(h)Schedule I hereto reflects the outstanding aggregate Principal amount of each of the Loans to each of the Borrowers.

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SECTION 5. Covenants; Loan Agreement Amendment; Consents.

(a)Reaffirmation of Existing Covenants and Amendments. Except to the extent set forth below, (x) all amendments to the Loan Agreement set forth in Section 5(a) of each of the Second Forbearance Agreement and the A&R Second Forbearance Agreement shall remain in full force and effect notwithstanding that such amendments have not been restated below; and (y) other than the covenant set forth in Section 5(f)(iii)(B) of the A&R Second Forbearance Agreement, all covenants set forth in Section 5 of each of the Second Forbearance Agreement and the A&R Second Forbearance Agreement shall remain in full force and effect notwithstanding that such covenants have not been restated below (including, without limitation, the covenants set forth in Sections 5(g), (i) and (j) of the A&R Second Forbearance Agreement); provided, that in each case of clause (x) and (y) any reference in such sections of the Second Forbearance Agreement and the A&R Second Forbearance Agreement to the “Forbearance Period” shall mean the “Forbearance Period” as defined in this Agreement.

(b)PSA. As soon as reasonably practicable following the Forbearance Effective Date, and no later than March 29, 2019, the RHP Guarantor shall enter into a letter of intent (the “Letter of Intent”) with an asset purchaser (the “LOI Counterparty”) pursuant to which the LOI Counterparty shall have expressed its intent to purchase assets owned directly or indirectly by the RHP Guarantor in a real-estate only transaction or series of transactions that do not contemplate any Operator transition at an aggregate gross purchase price sufficient to produce net cash proceeds in an amount greater than the aggregate Obligations outstanding as of October 1, 2019 (the “Asset Sale”). As soon as reasonably practicable following the  Forbearance Effective Date, and no later than April 15, 2019, if no New Lender Purchase (as defined below) shall have occurred, the Credit Parties shall have entered into a purchase and sale agreement (together with other definitive legal documentation relating to the Asset Sale, as amended, supplemented or otherwise modified from time to time, collectively, the “PSA”), with the LOI Counterparty in respect of the Asset Sale. The PSA shall, unless consented to in writing by the Lender: (i) provide for an aggregate gross purchase price sufficient to produce net cash proceeds in an amount greater than the aggregate Obligations outstanding as of October 1, 2019; (ii) not contemplate or provide for any Operator transition or third-party approvals related to an Operator transition; and (iii) be substantially consistent with the terms of the Letter of Intent. If the conditions set forth in clauses (i), (ii) and (iii) of this Section 5(b) are satisfied, the Lender shall not have any consent rights over the PSA.

(c)New Lender Purchase. A “New Lender Purchase” means one or more third parties (the “New Lender”) shall have: (A) either (i) purchased 100% of the equity of the Lender or (ii) purchased all of the Loans from the Lender, in each case, for a net purchase price paid to the Lender equal to the amount of the Obligations (provided that, for purposes of this clause (A) of this Section 5(c) only, the term “Obligations” shall not include any amounts owed or allegedly owed or other rights that may accrue under Section 7.21 of the Loan Agreement) as of the date of such purchase plus $350,000 less the Forbearance Amount (the “New Lender Purchase Price”); (B) entered into mutual releases between and among the Credit Parties, the Lender and the New Lender (other than with respect to any Obligations owed by the Credit Parties to the New Lender under and in connection with the Loan Agreement as the same may have been amended from time to time), (C) entered into an amendment to the Loan Agreement that is acceptable to the Credit Parties in their sole and absolute discretion, (D) agreed that mortgage re-recording, if any, shall occur on a post-closing basis; and (E) agreed to such other and further terms as are acceptable to the Lender in its sole and absolute discretion. If a New

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Lender Purchase has not occurred on or prior to April 15, 2019, then on such date (I) AdCare Holdco shall pay to the Lender a non-refundable payment as additional interest, payable in-kind by increasing the outstanding principal amount of the Loan to AdCare Holdco held by such Lender by an amount equal to $200,000, whereupon from and after such date such amounts shall be added to and constitute Obligations and (II) the Finance Fee, the Prepayment Premium and the Break-Up Fee (set forth in clause (a) of the definition thereof) shall each be deemed earned  as of April 15, 2019 (and in the amounts set forth on Schedule I hereto) and deemed paid by the Borrowers to the Lender, which Finance Fee, Prepayment Premium and Break-Up Fee shall be non-refundable and payable in-kind by increasing the outstanding principal amount of Loans owed by each Borrower, whereupon from and after such date such amounts shall be added to and constitute Obligations.

(d)Earnest Money. As soon as reasonably practicable following the Forbearance Effective Date, and no later than May 30, 2019, all “earnest money” placed in escrow (or otherwise set aside) by the LOI Counterparty pursuant to or as contemplated by the Letter of Intent and/or the PSA shall (i) be released from escrow (if applicable) and provided to the Credit Parties and (ii) become nonrefundable.

(e)Asset Sale Consummation.

(i)For clarification purposes only, the Credit Parties may, but shall not be obligated to, seek to consummate all transactions contemplated by the PSA as soon as reasonably practicable, and, for the avoidance of doubt, do not have to delay consummation of any transaction contemplated by the PSA (including the sale of any individual Healthcare Facility) because another transaction contemplated by the PSA (including the sale of another individual Healthcare Facility) is not yet capable of being consummated. Concurrently with the consummation of any transaction contemplated by the PSA (including the sale of any individual Healthcare Facility), the Borrowers shall use the proceeds therefrom to prepay the Obligations in cash in accordance with the Loan Agreement.

(ii)As soon as reasonably practicable following the Forbearance Effective Date, and no later than July 3, 2019, the Credit Parties shall have consummated all transactions contemplated by the PSA or delivered to the Lender an Extension Certificate (as defined below) as of such date.

(iii)As soon as reasonably practicable following the Forbearance Effective Date, and no later than August 17, 2019, the Credit Parties shall have consummated all transactions contemplated by the PSA or delivered to the Lender an Extension Certificate as of such date.

(iv)As soon as reasonably practicable following the Forbearance Effective Date, and no later than October 1, 2019, the Credit Parties shall have consummated all transactions contemplated by the PSA.

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(v)“Extension Certificate” means a certificate of an Authorized Officer of each of the Borrowers delivered to the Lender, certifying that the sole reason that all of the transactions contemplated by the PSA have not been consummated and the proceeds therefrom are not available to prepay the Loans is the Credit Parties’ obligation to obtain regulatory approvals necessary to close a real estate-only transaction of a skilled nursing facility, (a) which have not yet been obtained despite commercially reasonable efforts by the Credit Parties and (b) for which no commercially reasonable alternative exists.

(f)Extension and Other Fees.

(i)If any Obligations remain outstanding:

(A)on July 4, 2019, AdCare Holdco shall pay to the Lender a non- refundable payment as additional interest, payable in-kind by increasing the outstanding principal amount of the Loan to AdCare Holdco held by such Lender by an amount equal to $125,000, whereupon from and after such date such amounts shall be added to and constitute Obligations; and

(B)on August 18, 2019, AdCare Holdco shall pay to the Lender a non- refundable payment as additional interest, payable in-kind by increasing the outstanding principal amount of the Loan to AdCare Holdco held by such Lender by an amount equal to $125,000, whereupon from and after such date such amounts shall be added to and constitute Obligations.

(ii)For the avoidance of doubt, the provisions of this Section 5(f) shall survive the occurrence of a Termination Event but shall not survive the occurrence of a Credit Parties Termination (including a Credit Parties Termination that occurs after a Termination Event).

(g)From and after the consummation of a New Lender Purchase pursuant to clause (i) of the definition thereof, Sections 5(e) and (f) shall no longer apply.

(h)Information Deliverables. The RHP Guarantor and the Borrowers will furnish, or cause to be furnished, to Lender:

(i)as soon as available, and in any event within 30 calendar days after the end of each calendar month of the RHP Guarantor, the unaudited consolidated balance sheet and statements of operations, stockholders’ equity and cash flows of the RHP Guarantor and its consolidated Subsidiaries as of the end of such calendar month and for such calendar-month period, as applicable;

(ii)as soon as available, and in any event within 21 calendar days after the end of each calendar month of the RHP Guarantor, the cash workbook of the RHP Guarantor and its Subsidiaries for such calendar month; and

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(iii)as soon as available, and in any event within 45 calendar days after the end of each calendar month of the RHP Guarantor, A complete detailed operator dashboard of the RHP Guarantor and its Subsidiaries for such calendar month.

(i)Each Borrower and each other Credit Party hereby agrees that to the extent that the Loan Agreement and/or any other Loan Document prohibits, restricts or limits any action or omission by any Borrower or any other Credit Party, or imposes any condition, certification or notification requirement on any Borrower or any other Credit Party upon the occurrence and during the continuance of a Default or Event of Default (including, without limitation, any prohibition, restriction or condition imposed on the use of any “basket” in Article VIII of the Loan Agreement), then such prohibition, restriction, limitation, condition, certification or notification requirement is currently in effect.

(j)To the extent any provision of Article XI of the Loan Agreement provides for a cure period with respect to any Default prior to such Default constituting an Event of Default, each Borrower and each other Credit Party hereby acknowledges and agrees that, with respect to the Specified Defaults, any such cure period has expired and such Specified Defaults are Events of Default that have occurred and are continuing as of the date hereof.

(k)As soon as practicable following the execution of this Agreement and in no event later than April 3, 2019, the Credit Parties shall have delivered to the Lender such certificates of resolutions or other action, incumbency certificates and/or other certificates of Authorized Officers of each Credit Party as Lender may require evidencing the identity, authority and capacity of each Authorized Officer thereof authorized to act as an Authorized Officer in connection with this Agreement.

SECTION 6. Ratification of Liability.

Each of the Borrowers and each other Credit Party hereby ratifies and reaffirms all of its payment and performance obligations and obligations to indemnify, contingently or otherwise, under this Agreement and each other Loan Document to which such party is a party, and each such party hereby ratifies and reaffirms its grant of Liens on, or security interests in, its properties pursuant to such Loan Documents to which it is a party as security for the Obligations, and confirms and agrees that such Liens and security interests hereafter secure all of the Obligations. This Agreement shall in no manner affect or impair the Obligations or the Liens securing the payment and performance thereof. Each of the Borrowers and each other Credit Party (a) acknowledges receipt of a copy of this Agreement and all other agreements, documents and instruments executed and/or delivered in connection herewith, (b) consents to the terms and conditions of the same, and (c) agrees and acknowledges that each of the Loan Documents remains in full force and effect and is hereby ratified and confirmed.

SECTION 7. Release. Each of the Credit Parties (on behalf of itself and its Affiliates) for itself and for its successors in title and assignees and for its past, present and future employees, agents, representatives (other than legal representatives), officers, directors, shareholders, and trustees (each, a “Releasing Party” and collectively, the “Releasing Parties”), does hereby remise, release and discharge, and shall be deemed to have forever remised, released and discharged, the Lender, the Lender’s successors-in-title, legal representatives and assignees,

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past, present and future officers, directors, partners, general partners, limited partners, managing directors, members, affiliates, shareholders, trustees, agents, employees, consultants, principals, experts, advisors, attorneys and other professionals and all other persons and entities to whom the Lender or its successors-in-title, legal representatives and assignees, past, present and future officers, directors, affiliates, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals would be liable if such persons or entities were found to be liable to any Releasing Party or any of them (collectively, hereinafter the “Releasees”), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, crossclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, rights of setoff and recoupment, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including, without limitation, any claims relating to (i) the making or administration of the Loans, including, without limitation, any such claims and defenses based on fraud, mistake, duress, usury or misrepresentation, or any other claim based on so-called “lender liability” theories, (ii) any covenants, agreements, duties or obligations set forth in the Loan Documents, (iii) increased financing costs, interest or other carrying costs, (iv) penalties, (v) lost profits or loss of business opportunity, (vi) legal, accounting and other administrative or professional fees and expenses and incidental, consequential and punitive damages payable to third parties, (vii) damages to business reputation, or (viii) any claims arising under 11 U.S.C. §§ 541-550 or any claims for avoidance or recovery under any other federal, state or foreign law equivalent), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Releasees, and which are, in each case, based on any act, fact, event or omission or other matter, cause or thing occurring at any time prior to or on the date hereof in any way, directly or indirectly arising out of, connected with or relating to the Loan Agreement or any other Loan Document and the transactions contemplated thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing (each, a “Claim” and collectively, the “Claims”). Each of the Releasing Parties further stipulates and agrees with respect to all Claims, that it hereby waives, to the fullest extent permitted by applicable law, any and all provisions, rights, and benefits conferred by any applicable U.S. federal or state law, or any principle of common law, that would otherwise limit a release or discharge of any unknown Claims pursuant to this Section 7. Each of the Credit Parties, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by the Borrowers or any other Credit Party pursuant to this Section 7. If any Credit Party or any of its successors, assigns or other legal representatives violates the foregoing covenant, the Borrowers and other Credit Parties, each for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation. For the avoidance of doubt, the provisions of this Section 7 shall survive the occurrence of a Termination Event.

SECTION 8. Construction. This Agreement and all other agreements and documents executed and/or delivered in connection herewith have been prepared through the joint efforts of all of the parties hereto. Neither the provisions of this Agreement or any such other agreements and documents nor any alleged ambiguity herein or therein shall be interpreted or resolved against any party on the ground that such party or its counsel drafted this Agreement or such other agreements and documents, or based on any other rule of strict construction. Each

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of the parties hereto represents and declares that such party has carefully read this Agreement and all other agreements and documents executed in connection therewith and that such party knows the contents thereof and signs the same freely and voluntarily. The parties hereto acknowledge that they have been represented by legal counsel of their own choosing in negotiations for and preparation of this Agreement and all other agreements and documents executed in connection herewith and that each of them has read the same and had their contents fully explained by such counsel and is fully aware of their contents and legal effect.

SECTION 9. Execution of Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

SECTION 10. Continuing Effect of the Loan Agreement.

(a)The Lender has not waived, is not by this Agreement waiving, and has no intention of waiving any of the Specified Defaults, any other Defaults or Events of Default or any of the liabilities or obligations (including any Obligations) under any of the Loan Documents, and the Lender has not agreed to forbear with respect to any rights or remedies concerning any Defaults or Events of Default (other than, during the Forbearance Period, the Specified Defaults solely to the extent expressly set forth herein), which may have occurred or are continuing as of the date hereof or which may occur after the date hereof, all of which rights are ratified and affirmed in all respects and shall continue in full force and effect. Subject to Section 2(b) above (solely with respect to the Specified Defaults and only during the Forbearance Period), the Lender reserves the right, in its discretion, to exercise any or all of their rights and remedies under the Loan Agreement and the other Loan Documents, at law or otherwise as a result of any Defaults or Events of Default which may be continuing on the date hereof or any Defaults or Events of Default that may occur after the date hereof, and the Lender has not waived any of such rights or remedies, and nothing in this Agreement, and no delay on the Lender’s part in exercising any such rights or remedies, should be construed as a waiver of any such rights or remedies.

(b)Nothing herein shall be deemed to entitle the Borrowers to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Loan Agreement in similar or different circumstances.

(c)This Agreement shall apply and be effective only with respect to the provisions of the Loan Agreement specifically referred to herein. After the effectiveness of this Agreement, any reference to the Loan Agreement shall mean the Loan Agreement as amended and modified hereby.

SECTION 11. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

NY 77589070

SECTION 12. Loan Document. This Agreement shall constitute a Loan Document. It shall be an immediate Event of Default under the Loan Agreement if any Borrower or any other Credit Party fails to perform, keep or observe any term, provision, condition, covenant or agreement contained in this Agreement or if any representation or warranty made by any Borrower or any other Credit Party under or in connection with this Agreement shall be untrue, false or misleading in any respect when made.

SECTION 13. Assignments; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Borrowers, the other Credit Parties, the Lender and their respective successors and assigns; provided that neither the Borrowers nor any other Credit Party shall be entitled to delegate any of its duties hereunder and shall not assign any of its rights or remedies set forth in this Agreement without the prior written consent of the Lender, in its sole discretion. No person other than the parties hereto and the Lender shall have any rights hereunder or be entitled to rely on this Agreement and all third-party beneficiaries rights are hereby expressly disclaimed.

SECTION 14. Amendment. No amendment, modification or waiver of the terms of this Agreement shall be effective except in a writing signed by the Credit Parties and the Lender.

SECTION 15. Arms-Length/Good Faith; Review and Construction of Documents. This Agreement has been negotiated at arms-length and in good faith by the parties hereto. The Credit Parties (a) have had the opportunity to consult with legal counsel of their own choice and have been afforded an opportunity to review this Agreement with their legal counsel, (b) have reviewed this Agreement and fully understand the effects thereof and all terms and provisions contained in this Agreement, and (c) have executed this Agreement of their own free will and volition. Furthermore, the Credit Parties acknowledge that (i) this Agreement shall be construed as if jointly drafted by the Credit Parties and the Lender, and (ii) the recitals contained in this Agreement shall be construed to be part of the operative terms and provisions of this Agreement.

SECTION 16. Submission to Jurisdiction; Waiver of Venue; Waiver of Trial by Jury; Headings; Severability; Preferences; Prior Agreements. The provisions of Sections 14.4, 14.6, 14.8, 14.9, 14.10 and 14.13 of the Loan Agreement are hereby incorporated into this amendment, mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

BORROWERS:

CP PROPERTY HOLDINGS, LLC,
a Georgia limited liability company

By:	/s/ Brent Morrison
Name: Brent Morrison
Title: Manager

NORTHWEST PROPERTY HOLDINGS, LLC,
a Georgia limited liability company

By:	/s/ Brent Morrison
Name: Brent Morrison
Title: Manager

ATTALLA NURSING ADK, LLC,
a Georgia limited liability company

By:	/s/ Brent Morrison
Name: Brent Morrison
Title: Manager

ADCARE PROPERTY HOLDINGS, LLC,
a Georgia limited liability company

By:	/s/ Brent Morrison
Name: Brent Morrison
Title: Manager

GUARANTORS:

REGIONAL HEALTH PROPERTIES, INC.,
a Georgia Corporation

By:	/s/ Brent Morrison
Name: Brent Morrison
Title: Chief Executive Officer

ADCARE PROPERTY HOLDINGS, LLC,
a Georgia limited liability company

By:	/s/ Brent Morrison
Name: Brent Morrison
Title: Manager

HEARTH & HOME OF OHIO, INC.,
a Georgia limited liability company

By:	/s/ Brent Morrison
Name: Brent Morrison
Title: President, Secretary and Treasurer

ADCARE OPERATIONS, LLC,
a Georgia limited liability company

By:	/s/ Brent Morrison
Name: Brent Morrison
Title: Manager

ADCARE ADMINISTRATIVE SERVICES, LLC,
a Georgia limited liability company

By:	/s/ Brent Morrison
Name: Brent Morrison
Title: Manager

ADCARE CONSULTING, LLC,
a Georgia limited liability company

By:	/s/ Brent Morrison
Name: Brent Morrison
Title: Manager

ADCARE FINANCIAL MANAGEMENT, LLC,
a Georgia limited liability company

By:	/s/ Brent Morrison
Name: Brent Morrison
Title: Manager

ADCARE OKLAHOMA MANAGEMENT, LLC,
a Georgia limited liability company

By:	/s/ Brent Morrison
Name: Brent Morrison
Title: Manager

ADCARE EMPLOYEE LEASING, LLC,
a Georgia limited liability company

By:	/s/ Brent Morrison
Name: Brent Morrison
Title: Manager

LENDER:

PINECONE REALTY PARTNERS II, LLC, a
Delaware limited liability company

By:	Pinesap Investments, LLC, a Delaware limited liability company, its Manager

	By:	Pine Companies, LLC, a California limited liability company, its Manager

By:	/s/ Brian Timmer
Name: Brian Timmer
Title: Manager

Schedule I

Principal and Fees

Principal as of the Forbearance Effective Date

Borrower	Principal Amount
CP Property Holdings, LLC	$2,718,505.88
Northwest Property Holdings, LLC	$2,690,333.65
Attalla Nursing ADK, LLC	$8,662,962.00
AdCare Property Holdings, LLC	$4,289,786.95